NEWS RELEASE

Contact:  Alliance Data

                 Julie Prozeller – Investors/Analysts

Financial Dynamics

                 212-850-5721

                 alliancedata@fd.com

                 Shelley Whiddon – Media

                 972.348.4310

                 Shelley.whiddon@alliancedata.com

ALLIANCE DATA ANNOUNCES RESUMPTION
OF STOCK REPURCHASE PROGRAM

* Repurchase of up to $500 million authorized
* Comprehensive review of capital structure under way

Dallas, May 7, 2008 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of transaction-based loyalty and marketing services, today announced that its board of directors has reinstituted the Company’s stock repurchase program, authorizing the Company to buy back up to approximately $500 million of its outstanding common stock. The repurchase program was announced in October of 2006, extending repurchase programs announced in June and October of 2005 and authorizing a combined repurchase of up to $900 million of the Company’s common stock through 2008. Approximately $500 million remains available under the repurchase program, which was suspended in May of 2007 as required by the merger agreement then in effect with affiliates of The Blackstone Group. The merger agreement was terminated on April 18, 2008.

Concurrent with the reinstitution of the repurchase program, the Company is undertaking a full review of its capital structure in order to determine, among other things, an appropriate level of leverage going forward. Decisions regarding capital structure are expected to be made over the next few months, and the Company’s guidance will be adjusted as appropriate.

Ed Heffernan, Alliance Data’s chief financial officer, said “Following the termination of the merger agreement, our focus has been on two items that we believe are critical for future success – liquidity and earnings visibility.  Our recently completed financing arrangements give the Company record levels of liquidity, with approximately $2 billion in immediately available excess capacity. We currently expect that Alliance Data could secure an additional $1.5 — $2.0 billion in capacity while maintaining an investment grade profile by levering up from approximately 1x to 3x.  Operating free cash flow plus cash from non-core asset dispositions would further add to this capacity.”

With respect to earnings visibility, notwithstanding the difficult macro-economic environment, the Company recently announced its 28th consecutive quarter of meeting or beating expectations.  The Company expects this trend to continue as a result of earnings growth rate acceleration throughout the year.

“With the Company’s liquidity at record levels and a positive outlook for earnings, we are pleased to have the repurchase program back in place and are now reviewing the Company’s capital structure in order to determine appropriate uses of cash, levels of leverage and other factors that will create value for our stockholders,” continued Mr. Heffernan.

The repurchase program authorizes the Company to purchase shares from time to time in open market purchases and in private transactions. Shares repurchased under the program will be held as treasury stock. The repurchase program’s terms have been structured to comply with the SEC’s Rule 10b-18 and are subject to market conditions, applicable legal and contractual requirements and other factors. The program does not obligate the Company to acquire any specific number of shares and may be suspended or terminated at any time.

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more than 60 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services. For more information about the company, visit its website, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the termination of the proposed merger with an affiliate of The Blackstone Group, including risks and uncertainties arising from actions that the parties to the merger agreement or third parties may take in connection therewith. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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